EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 27, 2009, accompanying the consolidated financial statements and schedule of The Coast Distribution System, Inc. and Subsidiaries (the Company) for the years ended December 31, 2008, 2007 and 2006 included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008. We hereby consent to the incorporation by reference of that report in the Company’s Registration Statements on Forms S-8 (File Nos. 33-10769, 33-15322, 33-18696, 33-64582, 333-55933, 333-55941, 333-52876 and 333-136864).

/s/ Burr Pilger & Mayer LLP
San Francisco, California
March 31, 2009